Exhibit 33.1

John Deere Capital Corporation’s Report on Assessment of Compliance with
SEC Regulation AB Servicing Criteria

The undersigned has caused an assessment to be made of John Deere Capital Corporation and its subsidiaries’ compliance with the servicing criteria set forth in Regulation AB.

John Deere Capital Corporation (the “Asserting Party”) is responsible for assessing compliance as of November 1, 2020 and for the period ending November 1, 2020 (the “Reporting Period”) with the servicing criteria set forth Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, excluding criteria in Items 1122(d)(1)(iii) pertaining to maintaining a back-up servicer, (d)(1)(iv) requirements of a fidelity bond and errors and omissions insurance, (d)(2)(vi) safeguarding of checks, (d)(2)(ii) and (d)(3)(ii) – (iv) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different party participating in the servicing function), and (d)(4)(ix) – (xiii) and (xv), which the Asserting Party has concluded are not applicable to the servicing activities it and its subsidiaries perform with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).  The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as servicer and any of its subsidiaries served as sub-servicer that are backed by the same asset type backing the asset backed securities that were completed after January 1, 2006 (being, the John Deere Owner Trust 2017-B securities issued July 18, 2017, the John Deere Owner Trust 2018 securities issued February 28, 2018, the John Deere Owner Trust 2018-B securities issued July 25, 2018, the John Deere Owner Trust 2019 securities issued March 13, 2019, the John Deere Owner Trust 2019-B securities issued July 24, 2019, the John Deere Owner Trust 2020 securities issued March 11, 2020, and the John Deere Owner Trust 2020-B securities issued July 22, 2020) and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its and its subsidiaries’ compliance with the Applicable Servicing Criteria as of November 1, 2020 and for the period November 4, 2019 to November 1, 2020 and has concluded that the Asserting Party and its subsidiaries have complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned’s assessment of compliance with the Applicable Servicing Criteria as of November 1, 2020, and for the Reporting Period as set forth in this assessment.

John Deere Capital Corporation
Date: January 11, 2021

	By:	/s/ Steven N. Owenson
Steven N. Owenson
Senior Vice President and Controller